Exhibit 99.1

Contact: Arturo Rodriguez Atari, Inc. 212-726-4234 arturo.rodriguez@atari.com
Atari, Inc. Announces Delay in Filing 10-K and
Postponement of Earnings Call
NEW YORK, June 14, 2007 — Atari, Inc. (Nasdaq: ATAR), an interactive entertainment company, today announced that it would require an extension of time to file its Annual Report on Form 10-K, which was due to be filed today. The delay in filing is primarily due to a need to make a final determination regarding the amount of a goodwill impairment charge that will be reflected on its fourth quarter and year-end financial statements.
On April 30, 2007, the Company filed a Form 8-K in which it reported that it would be announcing that a non-cash charge for impairment of goodwill would be recorded during the fourth quarter of fiscal 2007 due to the significant decline in the Company’s market capitalization. However, it could not at that time make a reasonable estimate of the amount of the impairment.
Although the Company has not finalized its analysis, it now estimates that the charge will be equal to all or a substantial portion of the $54.1 million of goodwill that was on the Company ‘s books before the impairment charge.
Without taking account of the non-cash charge for impairment of goodwill, the Company would have a net loss approximating $17.2 million, or $1.28 per share, for the year ended March 31, 2007. The charge for the impairment of goodwill could increase the net loss by as much as $54.1 million, or $4.02 per share. Net revenues for the year ended March 31, 2007 were approximately $121.6 million.
The Company expects to file its Form 10-K in late June and will schedule an earnings call at that time.
About Atari, Inc.
New York-based Atari, Inc. (Nasdaq: ATAR) develops interactive games for all platforms and is a third-party publisher of interactive entertainment software in the U.S. The Company’s 1,000+ titles include hard-core, genre- defining franchises such as Test Drive(R); and mass-market and children’s franchises such Dragon Ball Z(R). Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR-0000052573), an interactive games publisher in Europe. For more information, visit http://www.atari.com.

Safe Harbor Statement
With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may vary materially from those expressed or implied by the statements herein. Some of the factors which could cause our results to differ materially include the following: the loss of key customers, such as Wal-Mart, Best Buy, Target, and GameStop; delays in product development and related product release schedules; inability to secure capital; adapting to the rapidly changing industry technology, including new console technology; maintaining relationships with leading independent video game software developers; maintaining or acquiring licenses to intellectual property; fluctuations in the Company’s quarterly net revenues and results of operations based on the seasonality of our industry; the termination or modification of our agreements with hardware manufacturers; and other factors described in our SEC filings.
The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.